Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES THIRD QUARTER RESULTS AND QUARTERLY DIVIDEND

NORWALK, CT, April 24, 2014 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the third quarter and the first nine months of fiscal year 2014.

Sales for the third quarter of fiscal year 2014, the three months ended March 31, 2014, amounted to $15,716,000 compared to $11,243,000 for the third quarter of fiscal year 2013. Net income for the quarter amounted to $2,456,000 ($0.28 per share) compared to $1,381,000 ($0.16 per share) for the third quarter of fiscal year 2013.

Sales for the nine months ended March 31, 2014 amounted to $53,668,000 compared to $39,921,000 for the same nine month period in fiscal year 2013. Net income for the period amounted to $7,837,000 ($0.90 per share) compared to $4,786,000 ($0.56 per share) in the first nine months of fiscal year 2013.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “We are pleased to report that our sales for the third quarter of fiscal year 2014 increased 40% from the prior year reflecting a 161% increase in our underwater robotics business and a 6% increase in our marine seismic data acquisition businesses. Sales for the first nine months of fiscal year 2014 increased 34% from the first nine months of fiscal year 2013 reflecting a 98% increase in our underwater robotics business and a 16% increase in our marine seismic data acquisition businesses. The 78% and 64% increases in net income for the third quarter and first nine months of fiscal year 2014, respectively, are primarily due to the higher sales volumes.”

Mr. Soto continued, “I am pleased to report that today the Board of Directors approved a quarterly dividend of $0.09 per common share, payable on July 9, 2014 to stockholders of record on June 12, 2014.”

Mr. Soto concluded, “The past several months have shown a weakening in new orders at our underwater robotics business, particularly with regard to U.S. government defense business; and global economic and political conditions remain uncertain. Nevertheless, we believe that fiscal year 2014 will be another strong year for our company.”

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) the risk of changing budgetary levels for government and quasi-government units; (v) risks associated with a significant amount of foreign sales, (vi) the risk of fluctuations in future operating results, (vii) risks associated with global economic conditions, (viii) risks of changes in environmental or regulatory matters and (ix) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2014	2013	2014	2013

Sales	$15,716,000	$11,243,000	$53,668,000	$39,921,000
Costs and expenses	12,092,000	9,266,000	41,198,000	32,819,000
Income before income taxes	3,624,000	1,977,000	12,470,000	7,102,000
Provision for income taxes	1,168,000	596,000	4,633,000	2,316,000
Net Income	$2,456,000	$1,381,000	$7,837,000	$4,786,000

Earnings per share (diluted)	$0.28	$0.16	$0.90	$0.56

Average shares outstanding (diluted)	8,692,000	8,627,000	8,675,000	8,605,000

BOLT TECHNOLOGY CORPORATION

 Condensed Consolidated Balance Sheets (Unaudited)

	March 31,			March 31,
	2014	2013		2014	2013

Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$21,205,000	$20,801,000	Accounts payable	$2,764,000	$1,505,000
Accounts receivable	10,691,000	8,868,000	Accrued expenses	2,627,000	2,026,000
Inventories	20,438,000	17,660,000	Contingent earnout liability	1,810,000	1,400,000
Deferred income taxes	707,000	551,000	Income taxes payable	79,000	-
Other	615,000	1,186,000	Dividends payable	781,000	604,000
	53,656,000	49,066,000		8,061,000	5,535,000

Property and equipment	5,517,000	4,904,000	Contingent earnout liability	-	1,415,000
Goodwill	17,227,000	17,227,000	Deferred income taxes	2,275,000	2,458,000
Other intangible assets	6,375,000	7,192,000	Total liabilities	10,336,000	9,408,000
Other	238,000	246,000	Stockholders’ Equity	72,677,000	69,227,000

	$83,013,000	$78,635,000		$83,013,000	$78,635,000

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